EXHIBIT 99.2

On November 4, 2009, inTEST Corporation held its quarterly analyst conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Greetings, and welcome to the inTEST Corporation Third Quarter Results conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Frank Coladonato, VP of Finance for inTEST Corporation. Thank you, Mr. Coladonato, you may begin.

Frank Coladonato:

Thank you. Good afternoon and welcome to today's third quarter 2009 results call. Joining us from inTEST are Robert Matthiessen, President and CEO, and Hugh Regan, Treasurer and CFO. Bob will briefly review highlights from the third quarter. Hugh will then review inTEST's detailed financial results. We will then have time for any questions. If you have not yet received a copy of today's results release, please call Susan Dawson of inTEST at 856-424-6886, ext 200 or go to inTEST's website.

Before we begin with the formal remarks, the company's attorneys advise that this conference call may contain statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement.

Actual results may differ materially, depending on a number of risk factors, including, but not limited to the following: changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw materials and fabrication costs associated with the Company's products; implementation of additional restructuring initiatives; costs associated with compliance with new regulations and other risk factors set forth from time to time in the Company's SEC filings, including, but not limited to, the Company's periodic reports on Form 10-K, Form 10-Q and Form 8-K. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thanks Frank.

As I stated in our earnings release, we believe the semiconductor capital equipment business is at the beginning of a gradual recovery. All of our product segments showed strong revenue growth, with consolidated revenues increasing 29% over the second quarter of 2009. Our consolidated bookings increased an impressive 73% over the second quarter, while backlog increased 112% and we attained a 1.3 book-to-bill ratio.

Mechanical products, which include our manipulators and docking hardware, had strong bookings totaling $3.8 million for the quarter. Docking hardware bookings, which tend to lead our other products coming out of a downturn, continued to grow from the second quarter to the third quarter. We also experienced growth in manipulator bookings for the quarter which means customers are beginning to buy testers again. End user orders outpaced OEM orders approximately 4-to-1. Although this product group did lose some money in the third quarter, we fully expect them to be profitable in the fourth quarter of 2009. In fact, the biggest challenge we have in this segment today is ramping up manufacturing to meet an increasing demand while keeping a tight control of expenses.

Electrical products, which include our tester interfaces, have finally begun to participate in the upturn with bookings more than tripling over the second quarter to $1.2 million and backlog growing from $145,000 in the second quarter to $405,000 in the third quarter. This group achieved profitability in this quarter, having net earnings of $45,000. With the exception of a "blip" in the second quarter of 2008, this was their first real profit since the second quarter of 2006.

Thermal products experienced a slight downturn in bookings from the first quarter to the second quarter of 2009 as we reported last quarter. At the time, I said that since they have approximately half of their sales outside of the semiconductor industry, they are more affected than our other groups by the general economy of the world, and consequently I didn't expect them to recover until there was significant improvement in the world economy. Well, they have done better than I expected at the time due to a strong rebound in the semiconductor industry. Bookings for the quarter have increased to $2.9 million, an increase of approximately 32% over second quarter. They have increased their backlog from $743,000 at the end of the second quarter to $937,000 at the end of the third quarter and they have produced a small profit in the third quarter of $38,000.

During the quarter, we have approved and begun the process of a consolidation of Sigma Systems into our Temptronic facility in Sharon, MA. This move will be completed by the end of the year.

As you can see, or hear, we are experiencing general business improvement in all of our product segments. We have produced profit in two out of three groups, and expect all three groups to be profitable in the fourth quarter. We have achieved efficiencies during the downturn that should lead us to profits at much lower revenue levels than in the past. We will continue to be vigilant on cost control while increasing our output.

I will now turn the call over to Hugh.

Hugh Regan:

Thanks Bob.

Net revenues for the quarter ended September 30, 2009 were $6.0 million, compared to $4.7 million in the second quarter of 2009, an increase of $1.3 million or 29%. Net loss for the third quarter of 2009 was $(278,000) or $(0.03) per diluted share, compared to a net loss of $(2.0) million or $(0.20) per diluted share for the second quarter of 2009.

For the third quarter of 2009, end-user net revenue was $5.2 million or 87% of net revenues compared with $4.4 million or 94% of net revenues in the second quarter of 2009. OEM net revenue was $747,000 or 13% of net revenues in the third quarter, compared with $261,000 or 6% of net revenues in the second quarter of 2009. Net revenues from markets outside of semiconductor test were $527,000 or 8% of net revenues in the third quarter, compared to $383,000 or 9% of net revenues in the second quarter.

On a product segment basis, net revenues for the Mechanical Products segment were $2.3 million or 38% of net revenues in the third quarter of 2009, compared with $2.1 million or 45% of net revenues in the second quarter of 2009.

Our Thermal Products segment had net revenues of $2.7 million or 45% of net revenues in the third quarter, compared with $2.4 million or 51% of net revenues in the second quarter of 2009.

Finally, our Electrical Products segment reported net revenues of $1.0 million or 17% of net revenues in the third quarter of 2009, compared with $200,000 or 4% of net revenues in the second quarter.

The company's overall gross margin for the quarter ended September 30, 2009 was $2.4 million or 40.5% of net revenues, compared to $1.4 million or 30.3% for the second quarter of 2009. Material cost was 30.3% of net revenues in the third quarter of 2009 compared to 29.6% in the second quarter of 2009. Significant improvement in the gross margin in the second quarter was the result of higher revenue levels, which better absorbed our reduced fixed manufacturing costs.

I'll now discuss the breakdown of operating expenses for the quarter.

Selling expense was $988,000 or 16% of net revenues for the third quarter, compared to $1.0 million or 22% of net revenues in the second quarter of 2009, a decrease of $48,000 or 5%. The decrease is primarily due to reduced salary and benefits expense, resulting from headcount reductions, which was partially offset by an increase in sales travel expense.

Engineering and product development expense was $515,000 or 9% of net revenues for the third quarter, compared to $576,000 or 12% of net revenues in the second quarter of 2009, a decrease of $61,000 or 11%. The decline was primarily due to reduced salary and benefits expense, resulting from headcount reductions, which was partially offset by increased spending on patent legal costs.

General and administrative expense was $1.2 million or 19% of net revenues in the third quarter, compared to $1.4 million or 30% of net revenues in the second quarter, a decrease of $213,000 or 16%. The decrease was primarily related to reduced salary and benefit expense, resulting from headcount reductions, as well as reduced levels of third-party professional fees and corporate legal expenses. During the second quarter of 2009, we incurred higher levels of third-party professional fees due to our retention of a financial advisor to review strategic alternatives and higher levels of corporate legal expenses due to this issue as well as the late filings of our 2008 10-K and Q1 2009 10-Q, both of which were filed late.

Restructuring and other charges were $27,000 for the third quarter compared to $269,000 in the second quarter of 2009. The third quarter restructuring charges related to facility closure costs for our Japanese operation, which we closed during the third quarter of 2009, while the charges in the second quarter related to one-time termination benefits. The Company has significantly reduced staff over the last year. Consolidated headcount has been reduced from 184 employees at September 30, 2008 to 113 employees as of September 30, 2009, a reduction of 71 staff or 39%. We expect to incur approximately $400,000 in restructuring and other costs associated with the relocation and consolidation of Sigma Systems into Temptronic's Sharon, MA facility in the fourth quarter. We expect the consolidation of Sigma will reduce our annual operating expenses by approximately $636,000.

Other expense was $18,000 in the third quarter of 2009 compared to $121,000 in the second quarter of 2009. The decrease was the result of significantly reduced foreign exchange losses, which were $120,000 in the second quarter compared to $12,000 in the third quarter of 2009.

Our pre-tax loss was $(278,000) or $(0.03) per diluted share for the third quarter compared to a pre-tax loss of $(2.0) million or $(0.20) per diluted share in the second quarter of 2009.

Income tax expense was $1,000 for the third quarter compared to an income tax benefit of $8,000 for the second quarter of 2009. Our effective tax rates in both periods were not meaningful.

Our net loss for the third quarter of 2009 was $(278,000) or $(0.03) per diluted share, compared to a net loss of $(2.0) million or $(0.20) per diluted share for the second quarter. Diluted average shares outstanding were approximately 10 million for the both the second and third quarters of 2009.

Cash and cash equivalents at September 30, 2009 were approximately $3.4 million, down $1.2 million from the $4.6 million at the end of June. Our cash burn in the first quarter was $1.9 million, which decreased to $1.6 million in the second quarter. Included in the Q3 2009 cash burn was the payout of approximately $500,000 in retirement benefits to the former employees of our Japanese operation. Our cash balance was $2.9 million as of October 30th. We currently expect to burn approximately $1.0 million in cash during the fourth quarter of 2009.

We recently retained a third party financial intermediary to assist us in putting a $2.0 million revolving credit facility secured by the Company's assets in place by year end. We are currently awaiting proposals from a number of lenders and expect all in borrowing costs ranging from 12 to 16% on this working capital facility. Our current forecast indicates that we will burn less than $100,000 in cash in the first quarter of 2010 and then expect positive cash flow for the balance of 2010. As Bob noted earlier, we expect to return to full quarterly profitability in the fourth quarter of 2009 (in fact, we were profitable on a consolidated basis in both August and September of 2009). The projected $1.0 million cash burn in the fourth quarter of 2009 is driven by the costs associated with the relocation of Sigma as well as working capital needs due to the increase in shipments in the fourth quarter resulting from the increased bookings in the third quarter. While we do not expect to need to use the $2.0 million revolving credit facility at this time, management believes it is prudent to put this facility in place in case the recovery in our business is not as currently projected.

Capital expenditures during the third quarter of 2009 were $20,000 compared to $8,000 during the second quarter.

As Bob previously noted, bookings increased in the third quarter of 2009 to $7.9 million from $4.6 million in the second quarter of 2009, an increase of $3.3 million or 73%. Our bookings included non-semiconductor related orders of $584,000 or 8% of total orders in the third quarter, compared to $189,000 or 4% of total orders booked in the second quarter. Our backlog at the end of the third quarter was $3.6 million, up from $1.7 million at the end of the second quarter.

That's it for my financial review at this time. We will now open up for Q&A. Operator?

Operator:

Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment while we poll for questions.

Our first question comes from the line of Hetal Vyas, who is a private investor. Please proceed with your question.

Hetal Vyas:

Yes. Hello, Hugh?

Hugh Regan:

Hello?

Hetal Vyas:

Yes, I'd like to congratulate you on the quarter. I've got two basic questions that I'm interested in. Number one, going forward, what do you think your breakeven revenue is going to be every quarter considering the structural changes you've made? And number two, as you lost, I think, approximately $287,000 or $0.03 a share on this quarter, do you have any kind of a projection on per-share basis for the next quarter and the following one?

Hugh Regan:

Well first, thank you for the compliment. I guess to respond to your second question first, the company stopped providing EPS and top-line guidance a number of quarters ago, basically when the market started getting fairly volatile. We're still somewhat hesitant to provide top-line and specific EPS guidance at this point, simply because we're coming out of a fairly volatile period, and we're not necessarily comfortable providing it because we'd most likely have to come back mid-quarter, or towards the end of the quarter to possibly change that guidance.

What we are doing for the first time in a long time, is actually guiding to the fact that we do see a return to profitability in the fourth quarter, and I will discuss with our Board the possibility of returning to providing top-line and EPS guidance at some point in 2010.

To respond to your first question about where breakeven is, it's really a function of product mix in any given particular period. So I would say, based upon our current expense structure, we can be profitable at revenues as low as $6.5 million, and that range could run probably as high as about $7.5 million for breakeven. And the reason for that is, again, any significant flux or change in product mix in any of our product segments in a given period. Are there any other questions that you have at this point?

Hetal Viez:

Thank you.

Hugh Regan:

You're welcome.

Operator:

Ladies and gentleman, as a reminder, if you would like to ask a question, you may do so by pressing star one on your telephone keypad.

Our next question comes from the line of Ethan Steinberg with Friess Associates. Please proceed with your question.

Ethan Steinberg:

Hi, guys. Great quarter. I'm curious if you're not giving guidance, can you give us a sense of what sort of gross and operating margin targets you'd like to run the company at or you think the company should run at once the cycle does get a little more underway?

Hugh Regan:

Hi, Ethan. I guess the best response would be that we would see our gross margins returning to hopefully more historically normal levels, which are in the mid 40s, up to 50%. Clearly as our revenues continue to ramp, as long as we can continue to control costs, as Bob mentioned earlier, we would see our profitability at a higher level, at a lower level of revenue. So-and it is our intention to continue to control expenses. Clearly, as we see our revenues ramp, the consolidation of facilities that continues, we believe, will increase our profitability. So I would look in, say, the mid 40s to 50 once our revenues get probably another $2 or $3 million higher than they are currently.

Ethan Steinberg:

$2 or $3 million higher a quarter?

Hugh Regan:

Once they are approximately $2 or $3 million higher a quarter, yes.

Ethan Steinberg:

Okay. And then as far as where the OpEx is now, how much can you scale up or grow the revenues without having to make like more than inflation-type investments and OpEx?

Hugh Regan:

Well, if you have been reading any of our public filings, the one thing you may be aware of is that every domestic employee for inTEST Corporation is currently under a salary reduction that was implemented on the 1st of March. While many of our employees under $75,000 have been taken off furlough during the most recent quarter, most employees above $75,000 are still on those pay-cuts. Our current plan is to look to restore those salary reductions on or about the 1st of January, which will add to our fixed costs.

Our current forecasts indicate that our operations can sustain this increase in costs and still be profitable, but that's going to be adding approximately $0.5 million dollars in annual costs, excuse me, approximately $1 million in annual costs to our expense line starting in the first quarter, so about $250,000 a quarter.

Ethan Steinberg:

Okay. And then just so I got this right, so another $100,000 burn in Q1, but do you expect to be profitable on a GAAP basis, and, I guess, on a non-GAAP basis?

Hugh Regan:

We expect to be profitable on a GAAP basis beginning in the fourth quarter of 2009, and for all of 2010 at this point based upon what we're seeing internally from our own internal sales forecast.

Ethan Steinberg:

Does it look like there is much, if any, seasonality this year going into Q1?

Hugh Regan:

That's a great question. Historically, we had seen seasonality in the fourth quarter. For instance, we closed our business operation typically the week between Christmas and New Years for between a week or two weeks. This particular year, with the significant increase in orders in the Mechanical Products segment, we are not having, for instance, that shutdown in our Mechanical Products group. We're evaluating our other business segments at this point.

Robert Matthiessen:

Let me jump in, Ethan, this is Bob Matthiessen. I think that because of the convoluted nature of the market right now, seasonality is sort of a non-issue. Our major customers are buying equipment that they should have bought a year ago, so there's a general panic out there to load up as quickly as they can so they can meet their new production targets. And so although there may be some seasonality underneath it all, I think it's being wiped out by the catch-up mentality that's out there.

Ethan Steinberg:

Okay. That's great. And do you think you're displacing anybody on these orders, or do you think that you're going up with their capacity or technology needs?

Robert Matthiessen:

It's both. We've had a couple of, we've had at least one competitor go out of business during the downturn, so certainly there has been an increase in market share. So it's a combination of those factors.

Ethan Steinberg:

Okay, great. Thanks a lot.

Robert Matthiessen:

You're welcome.

Operator:

Ladies and gentlemen, as a reminder, if you'd like to ask a question, you may do so by pressing star, one on your telephone key pad.

We have a follow up coming from Hetal Vyas, who is a private investor. Please proceed with your question.

Hetal Vyas:

Yes, Hugh, if you could just elaborate briefly just to make sure I fully understand, currently at the end of October, you have $3 million in cash, is that correct?

Hugh Regan:

Approximately, yes.

Hetal Vyas:

Okay. Just so I understand, I mean you guys are getting this revolving credit line, but at the end of the following quarter, what is your anticipation, since you expect to be profitable, to have cash at hand. Still approximately $3 million?

Hugh Regan:

Well, with the $1 million cash burn, I'd expect cash to be at approximately the $2 million level at the end of the......

Hetal Vyas:

Next quarter you'll be at $2 million in cash, right?

Hugh Regan:

And when I say $2 million, anywhere from $2 to $2.4. I mean, sure, I had projected cash would be at approximately $3.8 million at the end of the third quarter. Cash came in at $3.4 million. So it's not an exact science.

Hetal Vyas:

Okay, sure. And let's say you're between $2 and $2.4 next quarter, but then after that, basically since you're breakeven or profitable, that cash balance should do nothing but increase. Is that correct?

Hugh Regan:

And I agree with you there, and as I said in my prepared remarks, we don't expect to need to borrow on this.

Hetal Vyas:

Right.

Hugh Regan:

But at the same time, the one thing we've learned after being in this business as long as we have, is the business is not necessarily predictable quarter by quarter. The recovery could turn into a 'w' shape as opposed to a 'v' shape, although we don't see anything at this point indicating that. But we just think it's prudent in light of where we are at this point, to take, and possibly put that line in place. If, as we continue to go through the balance of the fourth quarter and into the first, for instance, we might, the facts may change and we may become confident enough that we think that we don't need to finally put this line in place. We are soliciting the proposals at this point, because our Board thinks that this is the most prudent thing for us to do at this point.

Hetal Vyas:

Okay, but it's certainly not in any type of a reactionary mode where you anticipate having to tap into it after next quarter? Simply for insurance purposes, right

Hugh Regan:

Yes, and you know, the one thing that is very clear, is in the current environment, it's much better to put facilities in place when you don't need them.

Hetal Vyas:

Sure.

Hugh Regan:

Than when you actually do need them.

Hetal Vyas:

Okay. All right. Just so I fully understand, all of 2010, and the last quarter of 2009, you do anticipate being profitable.

Hugh Regan:

Right.

Hetal Vyas:

And, I guess, the only thing I just wanted to double-check, did you say your breakeven quarter is going to be $6 million at this point basically?

Hugh Regan:

No, as I said earlier, anywhere from $6.5 to $7.5 million, depending on our material cost, which is a function of our product mix in any given quarter.

Hetal Vyas:

Okay, because you hit $6 million in revenue this quarter; this last quarter, right, and you were virtually break-even?

Hugh Regan:

Correct, and we did have some restructuring expenses. But as I've mentioned, we are going to be bringing some additional costs back shortly related to the salaries that were cut, so I'm factoring that into that number when I'm giving you a $6.5 to $7.5 million breakeven number.

Hetal Vyas:

Okay, that's basically the major increase is the salaries. There's no other additional fixed costs that have been moved or increased, correct?

Hugh Regan:

No, there have been no other, no fixed costs. And this is something, you know, our employees, we saved the company basically based upon the contributions of our employees, and we owe it to them to return these salaries to them as soon as we have achieved profitability.

Hetal Vyas:

Okay, and just one last item. I read in the report that the earnings, you've got $7.9 million in bookings for this last quarter, is this correct?

Hugh Regan:

That is correct.

Hetal Vyas:

Okay. Just wanted to make sure I read that. Okay, thank you very much.

Hugh Regan:

You're welcome.

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[Non-material closing remarks omitted]